EXHIBIT 99.1

Sacramento, CA - January 16, 2002

            AMERICAN RIVER HOLDINGS ANNOUNCES RECORD YEAR END RESULTS

American River Holdings (Nasdaq: AMRB), the parent company of American River Bank, North Coast Bank and first source capital announced record financial results for the year ended December 31, 2001. "Quality and consistency have been the driving forces in our success. Our team has consistently delivered profitability while maintaining asset quality, both of which are crucial elements of our Shareholder Value Plan," remarked the President and CEO of American River Holdings, David Taber. The year-to-date net income came to $4,037,000 ($1.50 diluted earnings per share), marking the highest net income in the history of American River Holdings, and making a 13.9% increase from the $3,546,000 ($1.35 diluted earnings per share) reported for 2000. Total assets grew by $2.4 million from one year ago, reaching $286.6 million at December 31, 2001.

Representative of American River Holdings' values toward growth and profitability are the consistent increases in shareholder equity. Shareholder equity increased 14.5% from $24,413,000 on December 31, 2000 to $27,942,000 on
December 31, 2001. Total deposits increased by 6.5% finishing the year at $254,904,000 on December 31, 2001.

When comparing the year ending December 31, 2001, to the same period in 2000, net interest income grew by 7.3% from $13,585,000 to $14,577,000. Non-interest income increased from $2,183,000 to $2,365,000 for the year ending 2001. Non-interest expense increased as well, rising to $9,502,000 from the $9,329,000 recorded in the previous year, resulting in a 1.9% increase in the year 2001.

The year-to-date return on average assets was 1.45 %, up from the 1.37% reported during 2000. Return on average equity for the year ending December 31, 2001, was 15.34% and the efficiency ratio was 55.57%. Net charge offs were 0.31% of average loans and leases. The allowance for loan and lease losses was $2,614,000 as of December 31, 2001, which is 1.32% of total loans and leases, and 305.4% of non-performing loans and leases.

Delivering the seventy-second consecutive profitable quarter, net income for the quarter totaled $1,001,000 ($0.37 diluted earnings per share), which is an increase of 13.4% compared to last year's fourth quarter of $883,000 ($0.33 diluted earnings per share). Net interest income was $3,612,000 down from the $3,674,000 in the comparable quarter in 2000. The net interest margin which was 5.83% for the first nine months of 2001, dropped to 5.53% during the fourth quarter. This reduction was caused by the dramatic downward change in short term interest rates and an increase in lower yielding federal funds and other short-term investments. Non-interest income for the fourth quarter was $574,000, up 1.1% from the $568,000 recorded from the same period during the previous year. For the quarter, non-interest expense decreased from $2,591,000 to $2,355,000, or 9.1%. The return on average assets for the fourth quarter was 1.39%, and the return on average equity was 14.21%. The efficiency ratio for the fourth quarter was 55.74%, an improvement from the 60.54% recorded during the same period in 2000.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with four offices in Sacramento and Placer Counties, North Coast Bank, a community business bank with three offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.



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

Related websites include www.amrb.com, www.americanriverbank.net, www.northcoastbank.com and www.firstsourcecapital.com

Unaudited financial statements are attached. Historical earnings per share have been adjusted for a 5% stock dividend in 2001.

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California power crisis, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2000.



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

AMERICAN RIVER HOLDINGS                                    FINANACIAL SUMMARY
                                                               (unaudited)
CONSOLIDATED BALANCE SHEET


                                                December 31    December 31    PERCENT
                   ASSETS                           2001           2000       CHANGE
                                                ------------   ------------   -------

Cash and due from banks                         $ 20,342,000   $ 21,236,000    -4.21%
Federal funds sold                                 7,814,000             --       --
Interest-bearing deposits in banks                 5,740,000      5,540,000     3.61%
Investment securities                             48,912,000     48,018,000     1.86%
Loans and leases, net                            195,026,000    200,658,000    -2.81%
Bank premises and equipment                        1,903,000      1,688,000    12.74%
Accounts receivable servicing receivable, net      2,869,000      3,180,000    -9.78%
Accrued interest and other assets                  3,953,000      3,806,000     3.86%
                                                ------------   ------------    -----
                                                $286,559,000   $284,126,000     0.86%
                                                ============   ============    =====

            LIABILITIES & EQUITY

Deposits                                        $254,904,000   $239,312,000     6.52%
Short-term borrowings                                     --     15,990,000       --
Long-term debt                                     2,039,000      2,084,000    -2.16%
Accrued interest and other liabilities             1,674,000      2,327,000    -28.06%
                                                ------------   ------------    -----
Total liabilities                                258,617,000    259,713,000    -0.42%

Total equity                                      27,942,000     24,413,000    14.46%
                                                ------------   ------------    -----

                                                $286,559,000   $284,126,000     0.86%
                                                ============   ============    =====


CONSOLIDATED STATEMENT OF INCOME
          (UNAUDITED)                               FOURTH         FOURTH        FOR THE TWELVE MONTHS
                                                   QUARTER        QUARTER         ENDING DECEMBER 31
                                                     2001           2000           2001           2000
                                                 -----------    -----------    -----------    -----------

Interest income                                  $ 4,688,000    $ 5,793,000    $20,843,000    $21,227,000
Interest expense                                   1,076,000      2,119,000      6,266,000      7,642,000
                                                 -----------    -----------    -----------    -----------
Net interest income                                3,612,000      3,674,000     14,577,000     13,585,000
Provision for loan and lease loss                    218,000        223,000        791,000        672,000
Total non-interest income                            574,000        568,000      2,365,000      2,183,000
Total non-interest expense                          2,355,00      2,591,000      9,502,000      9,329,000
                                                 -----------    -----------    -----------    -----------
Income before taxes                                1,613,000      1,428,000      6,649,000      5,767,000
Income taxes                                         612,000        545,000      2,612,000      2,221,000
                                                 -----------    -----------    -----------    -----------
Net income                                       $ 1,001,000    $   883,000    $ 4,037,000    $ 3,546,000
                                                 ===========    ===========    ===========    ===========

Non-recurring expenses, net of income taxes               --        156,000             --        421,000
Core earnings                                    $ 1,001,000    $ 1,039,000    $ 4,037,000    $ 3,967,000
                                                 ===========    ===========    ===========    ===========

Basic earnings per share                         $      0.39    $      0.35    $      1.59    $      1.42
Diluted earnings per share                              0.37           0.33           1.50           1.35
Core-basic earnings per share                           0.39           0.41           1.59           1.59
Core-diluted earnings per share                         0.37           0.39           1.50           1.51

Average shares outstanding                         2,529,124      2,513,023      2,535,350      2,496,966

----------------------------------------------------------------------------------------------------------
Operating Ratios (through December 31)
   Return on average assets                             1.39%          1.28%          1.45%          1.37%
   Return on average equity                            14.21%         15.07%         15.34%         15.93%
   Efficiency ratio (fully taxable equivalent)         55.74%         60.54%         55.57%         58.59%
----------------------------------------------------------------------------------------------------------

Historical Earnings per share have been adjusted for a 5% stock dividend in 2001. Core earnings exclude non-recurring expenses.



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